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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

     FEINBERG           STEPHEN
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   (Last)               (First)                 (Middle)

    C/O CERBERUS PARTNERS, L.P.
    450 PARK AVENUE - 28TH FLOOR
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                                    (Street)
   NEW YORK              NY                     10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   11/08/00
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   DUALSTAR TECHNOLOGIES CORPORATION (DSTR)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [X*]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)

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7.  Invidividual or Joint Group Filing (Check Applicable Line)

    X*  Form filed by One Reporting Person
    __ Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b(v).

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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


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WARRANTS                                                                                                                  BY LIMITED
(RIGHT TO BUY)           IMMED.      12/31/2007*       COMMON STOCK             3,125,000*       $4.00           I*       LIABILITY
                                                                                                                          COMPANY
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
Explanation  of  Responses:




/s/Stephen Feinberg                                        11/17/00
---------------------------------------------           ----------------------
**Signature of Reporting Person                              Date

* The securities reported herein consist of warrants to purchase 3,125,000 shares of Common Stock, par value $.01 per share, of DualStar Technologies Corporation ("DualStar"), which are held by DSTR Warrant Co., LLC

* The reporting person exercises sole voting and investment control of all securities of DualStar held by DSTR Warrant Co., LLC. The reporting person's interest in the securities reported herein is limited to his pecuniary interest in DSTR Warrant Co., LLC, if any.

* The number of warrants reported herein is subject to reduction in part, or termination in full, in certain events.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.